EXHIBIT 99

2019 ACCO Brands Corporation Incentive Plan
Effective as of May 21, 2019

TABLE OF CONTENTS

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Article 1.	Establishment, Purpose, and Duration
1.1 Establishment.  ACCO Brands Corporation, a Delaware corporation, establishes this incentive compensation plan known as the 2019 ACCO Brands Corporation Incentive Plan (this “Plan”).
This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Stock Units, Cash-Based Awards, and Other Stock-Based Awards.
This Plan will become effective upon initial stockholder approval on May 21, 2019 (the “Effective Date”).  This Plan shall remain in effect as provided in Section 1.3.
1.2 Purpose of this Plan.  The purpose of this Plan is to provide incentives linked to value creation for stockholders of the Company and the achievement of certain long-term strategic and financial goals through a variety of equity-based and cash Awards designed to attract, retain and motivate the best available Employees and non-employee Directors. A further purpose of this Plan is to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are dependent can acquire and maintain ownership of Shares, thereby strengthening their concern for the welfare of the Company and its stockholders.
1.3 Duration of this Plan.  Unless sooner terminated as provided herein or extended, this Plan shall terminate ten (10) years from the Effective Date, i.e., on the day before the tenth (10th) anniversary of the Effective Date.  After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.
Article 2.	Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:
(a)
“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and either is (i) wholly owned by the Company through stock or equity ownership or otherwise, or (ii) designated as an Affiliate for purposes of this Plan by the Committee.

(b)
“Applicable Laws” means the legal requirements relating to the administration of equity plans or the issuance of share capital by a company, applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any stock exchange rules and regulations that may from time to time be applicable to the Company, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are granted under this Plan, as such laws, rules, regulations, interpretations and requirements may be in place from time to time.

(c)
“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Stock Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan and the applicable Award Agreement.

(d)
“Award Agreement” means either: (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including in each case any amendment or modification thereof.  The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(e)	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
(f)	“Board” or “Board of Directors” means the Board of Directors of the Company.
(g)	“Business Combination” means the consummation of a reorganization, merger, amalgamation or consolidation or sale or other disposition of all or substantially all of the assets of the Company.
(h)	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.
(i)	“Cause” means if the Participant:
(i)
Is a participant in the Company Executive Severance Plan on the date of the Participant’s termination of employment, the meaning ascribed to such term in the Executive Severance Plan as in effect on such date; or

(ii)
Is not a participant in the Company’s Executive Severance Plan on the date of his termination of employment, such definition as is specified in the Participant’s applicable Award Agreement, or if no such definition is specified in the Participant’s applicable Award Agreement, “Cause” shall mean, (1) a material breach by the Participant of those duties and responsibilities, which breach is demonstrably willful and deliberate on the Participant’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach, (2) the conviction of the Participant of a felony, or (3) dishonesty or willful misconduct in connection with the Participant’s employment or services, including any breach of the Company’s Code of Conduct (as in effect from time to time).

(j)	“Change in Control” means, unless otherwise specified in an Award Agreement or an Other Agreement,
(i)
The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of Beneficial Ownership of voting securities of the Company where such acquisition causes such Person to own thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that for purposes of this paragraph (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company or a Subsidiary of the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other legal entity controlled, directly or indirectly, by the Company, or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B), and (C) of paragraph (iii) below;

(ii)
Individuals who, as of the Effective Date, constitute the Board (such individuals, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)
A Business Combination excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the Beneficial Owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person Beneficially Owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(k)
“Change in Control Price” means the closing price of a Share on the last trading day before the Change in Control occurs or, if so determined by the Committee, the value of all compensation to be paid to the holder of a Share pursuant to the terms of the transaction constituting the Change in Control.

(l)	“Change in Control Period” means the period commencing on the date of a Change in Control and ending on the twenty-four (24) month anniversary of such date.
(m)
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.  For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision, as well as any applicable interpretative guidance issued related thereto.

(n)
“Committee” means the Compensation Committee of the Board or such other committee designated by the Board to administer all or a portion of this Plan.  The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board.  The Board may take any action under this Plan that would otherwise be the responsibility of the Committee.

(o)	“Company” means ACCO Brands Corporation, a Delaware corporation, and any successor thereto as provided in Article 20.
(p)	“Director” means any individual who is a member of the Board of Directors of the Company.
(q)	“Disability” means :

(i)	If the Participant is a participant in the Executive Severance Plan or is a non-employee Director, “disability” as such term is defined in the Executive Severance Plan as then in effect;
(ii)	If (i) does not apply, then
(A)
for an Employee employed in the United States, “disability” as such term is defined in the Company’s then-current long term disability income insurance policy that applies to the Employee which continues for a period of twelve (12) consecutive months;

(B)
for an Employee employed outside the United States, if there is a Company long term disability policy or program or local disability regulation applicable to the Employee, “disability” as such term is defined in such Company policy or program or local disability regulation; or

(C)	if there is not a Company long term disability policy or program or local disability regulation applicable to the Employee, then a definition approved by the Committee;
provided, however, that to the extent an amount payable under the Plan which constitutes a deferral of compensation pursuant to Section 409A would become payable upon Disability, “Disability” for purposes of such payment shall not be deemed to have occurred unless the disability also satisfies the requirements of Treasury Regulation Section 1.409A-3.
(r)	“Effective Date” has the meaning set forth in Section 1.1.
(s)
“Employee” means any non-union individual who performs services for and is designated as an employee of the Company, Affiliate and/or Subsidiary on the payroll records thereof.  An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate and/or Subsidiary during such period.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
(u)	“Executive Severance Plan” means the ACCO Brands Corporation Executive Severance Plan as in effect from time to time.
(v)
“Fair Market Value” or “FMV” means the average of the high and low sales price of a Share on the New York Stock Exchange, Inc. composite tape (or if Shares are not then traded on the New York Stock Exchange, on the stock exchange or over-the-counter market on which Shares are principally trading), on the date of measurement, and if there were no trades on such measurement date, on the first day on which a trade occurs next succeeding such measurement date; provided that for purposes of determining the amount payable with respect to an Award in connection with a Change of Control pursuant to Article 17, the Fair Market Value of a Share shall be not less than the value of the consideration to be paid for a Share pursuant to the terms of the transaction constituting the Change of Control, as determined by the Committee.  In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, or for purposes of determining the Fair Market Value of securities or other property other than Shares, the determination of Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(w)
“Full-Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of fully paid Shares or, to the extent provided by the Committee, settled in whole or in part in cash rather than Shares, but shall not include any Award (i) that is not denominated in Shares or stock units or (ii) for which the terms of the Award provide for settlement only in cash.

(x)	“Grant Date” means the date on which the Committee approves the grant of an Award by Committee action or such later date as specified in advance by the Committee.
(y)
“Grant Price” means the price used to determine whether there is any payment due upon exercise of the SAR.  The Grant Price of any SAR will be at least the greater of the Fair Market Value of a Share at the time the grant is effective or the par value of a Share.

(z)
“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

(aa)	“Involuntary Termination” means the Company’s, Affiliate’s and/or Subsidiary’s termination of a Participant’s employment or service other than for Cause.
(bb)	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.
(cc)	“Non-Tandem SAR” means an SAR that is granted independently of any Option, as described in Article 7.
(dd)	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.
(ee)
“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.  The Option Price will be at least the greater of the Fair Market Value of a Share at the time the grant is effective or the par value of a Share.

(ff)
“Other Agreement” means either (i) an applicable employment or other written agreement between the Company and a Participant or (ii) an applicable employment or other written agreement between an Affiliate or a Subsidiary and a Participant which, in either case, has been approved by the Board or Committee or executed by the person who is the Chief Executive Officer, the President, the Chief Financial Officer, or the General Counsel of the Company.

(gg)	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.
(hh)	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.
(ii)	“Performance Measures” means measures on which the performance goals are based.
(jj)	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
(kk)
“Performance Share” means an Award under Article 9 and subject to the terms of this Plan, denominated in fully paid Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria or Performance Measure(s), as applicable, have been achieved.

(ll)
“Performance Stock Unit” means an Award under Article 9 and subject to the terms of this Plan, denominated in units (and no Shares are actually awarded to the Participant on the Grant Date), the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria or Performance Measure(s), as applicable, have been achieved.

(mm)
“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or the occurrence of other events as determined by the Committee, in its discretion).

(nn)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(oo)	“Plan” means this 2019 ACCO Brands Corporation Incentive Plan.
(pp)	“Plan Year” means a twelve-month period beginning with January 1 of each year.
(qq)	“Replacement Award” shall have the meaning set forth in Section 17.1(a)(ii).
(rr)	“Restricted Stock” means an Award under Article 8 and subject to the terms of this Plan, denominated in fully paid Shares.
(ss)	“Resignation for Good Reason” means a resignation for “good reason”:
(i)
If the Participant is a participant in the Company Executive Severance Plan on the date of the Participant’s “separation from service,” as defined by Section 409A, the meaning ascribed to such term in the Executive Severance Plan as in effect on such date; or

(ii)
If the Participant is not on the date of such “separation from service,” as defined by Section 409A, a participant in the Company’s Executive Severance Plan, such definition as is specified in the Participant’s Award Agreement.

If the Participant is not a participant in the Executive Severance Plan, and the Participant’s Award Agreement does not define the term “good reason”, any provision of this Plan that applies to a Resignation for Good Reason shall not apply to such Participant.
(tt)	“Restricted Stock Unit” means an Award under Article 8, and subject to the terms of this Plan denominated in units (and no Shares are actually awarded to the Participant on the Grant Date).
(uu)	“Retirement” means:
(i)
the Participant’s termination of employment on or after attaining age 55 and completion of either (A) at least five years of service with the Company, an Affiliate and/or a Subsidiary without a break in service (due to a termination of employment and re-employment) of more than one year or (B) at least five years of continuous service with the Company, an Affiliate and/or a Subsidiary; provided, that Retirement shall not include a termination of employment for Cause, or

(ii)
retirement from service as a member of the Board by a non-employee Director after five or more years of service as a Non-employee Director of the Company (together with any prior service as an Employee).

For the avoidance of doubt, if a Participant has met the relevant Retirement criteria set forth above but terminates without Cause, the Participant shall remain eligible for Retirement under this Plan.

(vv)
“Section 16 Insider” means an individual who is, on the relevant date, an executive officer or Director of the Company as determined by the Board or Committee in accordance with Section 16 of the Exchange Act.

(ww)	“Share” means a registered share of common stock of the Company, par value $.01 per share, or such other par value as may be in effect from time to time.
(xx)	“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7.
(yy)
“Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the voting stock in one of the other corporations in such chain, except that with respect to Incentive Stock Options, “Subsidiary” means “subsidiary corporation” as defined in Section 424(f) of the Code. For purposes of this definition of “Subsidiary”, references to a corporation and its voting stock shall also mean any other form of entity and its voting equity interests.

(zz)
“Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be forfeited).

Article 3.	Administration
3.1          General.  The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan.  The Committee shall consist of not fewer than two (2) Directors who are both non-employee directors, within the meaning of Rule 16b-3 of the Exchange Act, and independent directors, as contemplated by any rules and regulations of the New York Stock Exchange, or any similar rule or listing requirement that may be applicable to the Company from time to time.  The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.
3.2          Authority of the Committee.
(a)
Discretionary Authority.  The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper.  Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions (including the terms and conditions set forth in Award Agreements), granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any provision of this Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including accelerating the vesting of any Award (subject to the limitations in Section 3.4) or extending the post-termination exercise period of an Award (subject to the limitations of Code Section 409A), and any other modifications or amendments that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

(b)
Settlement of Awards. To the extent determined by the Committee, any Award may be settled in whole or in part in cash rather than Shares, regardless of whether the Award Agreement specified settlement in Shares.  The Committee may arrange for payment to be made on the Participant’s behalf as part of an Award or otherwise.

(c)
Board and Committee Action.  Notwithstanding the foregoing, members of the Board or the Committee who are either eligible for Awards or have been granted Awards may vote on any and all matters, including matters affecting the administration of this Plan or the grant of Awards pursuant to this Plan.  However, no such member shall act upon the granting of a specific Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which action is taken with respect to the granting of an Award to him or her.

(d)
Awards to Non-employee Directors.  Notwithstanding the foregoing, the amount, form, and timing of the grant of Awards to non-employee Directors shall be determined by the Board unless the Board otherwise delegates any or all of these functions to a committee or committees of the Board.

3.3          Delegation.  The Committee may delegate to one or more of its members or to one or more officers or committees of the Company, and/or its Subsidiaries and Affiliates, or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.  The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Section 16 Insider; (ii) the resolution providing such authorization shall set forth the total number of Shares, the total dollar value, or a combination of both, with respect to which such officer(s) may grant Awards; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.
3.4          One-Year Minimum Vesting; Limitation on Acceleration.  Notwithstanding any provision of this Plan, any Award Agreement or any Other Agreement to the contrary, no portion or installment of an Award shall vest until one year from the date of grant, except (a) for Awards, in the aggregate, for such number of Shares not to exceed 5% of the available Shares for award under this Plan on the Effective Date, (b) as the Committee shall otherwise specify in the Award Agreement in the case of a termination of an Employee’s employment due to death or Disability, (c) respecting Awards assumed by the Company pursuant to Section 4.3(c), or (d) as otherwise may apply pursuant to Article 17 in the event of a Change in Control.  Notwithstanding Section 3.2, the Committee shall not have discretion to accelerate the vesting of any portion of an Award except in cases of termination by reason of death or Disability.
3.5          No Repricing.  Notwithstanding anything herein to the contrary, the Committee shall have no authority to reduce the exercise price of any Option (including any ISO) or any SAR.  No Option (including any ISO) or SAR granted under this Plan may be surrendered to the Company for cancellation or as consideration for the grant of a new Option or SAR with a lower exercise price than the Option or SAR so surrendered or exchanged without the approval of the Company’s stockholders, and no repricing of an Option or SAR shall be permitted without the approval of the Company’s stockholders if such approval otherwise is required under the rules of any stock exchange on which Shares are listed, except in accordance with Section 4.3 and Article 18 related to an adjustment in the number of Shares and Article 17 in the event of a Change in Control.  No Option (including any ISO) or SAR granted under this Plan may be exchanged or surrendered for cash or other consideration that exceeds the excess of the Option Price or Grant Price over the FMV of the Shares at the time of the transaction.
Article 4.	Shares Subject to This Plan and Maximum Awards
4.1          Number of Shares Available for Awards
(a)	Subject to adjustment as provided in Section 4.3, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:
(i)	11,775,000 Shares; plus
(ii)	the number of Shares subject to outstanding awards as of the Effective Date under the ACCO Brands Corporation Incentive Plan (As Amended and Restated Effective May 12,

2015) that on or after the Effective Date cease for any reason to be subject to such awards (other than in connection with the exercise or settlement of the awards including shares withheld to satisfy the exercise price or tax withholding obligations) on the basis of: (A) one share for each such share issued as an Option or SAR and (B) 2.06 Shares for each such Share issued as a Full-Value Award.
(b)	All Shares of the Share Authorization may be granted as Full-Value Awards.
(c)	The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be 11,775,000 Shares.
4.2          Share Usage.  Awards granted under the Plan shall reduce the Share Authorization at the rate of (i) one Share for each Share subject to an Option or SAR and (ii) 2.00 Shares for each Share subject to a Full-Value Award.  Shares covered by an Award shall only be counted as used to the extent they are actually issued and delivered to a Participant.  Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance and delivery of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance and delivery of Shares, for Awards not involving Shares, shall be available again for grant under this Plan and shall be added back to the limits described in this Plan on the basis of (i) one Share for each such Share subject to an Option or SAR and (ii) 2.00 Shares for each such Share subject to a Full-Value Award.  In addition, the following principles shall apply in determining the number of Shares under any applicable limit:
(a)	Shares tendered or attested to in payment of the Exercise Price of an Option shall not be added back to the applicable limit;
(b)
Any Shares withheld by the Company to satisfy the tax withholding obligation shall not be added back to the applicable limit (without implying that the withholding of Shares is a permissible way to satisfy the obligation), and if an amount is withheld for payment of taxes from an Award settled partly in Shares and partly in cash, a number of Shares with a value equal to the portion of the withholding that corresponds to the portion of the Award settled in Shares shall be treated as issued and shall not be added back to the applicable limit;

(c)	Shares that are reacquired by the Company with the amount received upon the exercise of an Option shall not be added back to the applicable limit; and
(d)	The aggregate Shares with respect to which an SAR settled in Shares is exercised, rather than the number of Shares actually issued, shall reduce the applicable limit.
The Company will issue new Shares either based on the Company’s conditional or authorized capital or it may, in its full discretion, deliver treasury Shares, Shares available on the open market, or otherwise existing Shares.
4.3          Adjustments in Authorized Shares.
(a)
In the event of any corporate event or transaction (including, but not limited to, a change in the authorized number of Shares of the Company or the capitalization of the Company) such as an amalgamation, a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, division, consolidation or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of issued Shares or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, and other value determinations applicable to outstanding Awards.
(b)
The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards that are otherwise permissible under this Plan to reflect, or related to, such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.  Notwithstanding the foregoing, all Awards will be subject to the minimum vesting requirement of one year as described in Section 3.4.

(c)
Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any amalgamation, merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44 or subsequent accounting guidance), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.  The Committee shall provide to Participants reasonable written notice (which may include, without limit, notice by electronic means) within a reasonable time of any such determinations it makes, but the failure to give such notice shall not preclude any such action from taking effect.

Article 5.	Eligibility and Participation
5.1 Eligibility.  Individuals eligible to participate in this Plan include all Employees and non-employee Directors.
5.2 Actual Participation.  Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.
5.3 Leaves of Absence.  Notwithstanding any other provision of this Plan to the contrary, for purposes of determining Awards granted hereunder, a Participant shall not be deemed to have incurred a termination of employment if such Participant is placed on military or sick leave or such other leave of absence which is treated by the Company as continuing intact the employment relationship with the Company, any Subsidiary or any Affiliate.  In such a case, the employment relationship shall be deemed to continue until the date when a Participant’s right to reemployment shall no longer be guaranteed either by law or contract.
5.4 Transfer of Service.  Notwithstanding any other provision of this Plan to the contrary, for purposes of determining Awards granted hereunder, a Participant shall not be deemed to have incurred a termination of employment if the Participant’s status as an Employee or non-employee Director terminates and the Participant is then, or immediately thereafter becomes, an eligible individual due to another status or relationship with the Company, any Subsidiary or any Affiliate.
5.5 Termination of Employment.  The Committee shall have the discretion to determine whether any corporate event or transaction that results in the sale, spinoff or transfer of a Subsidiary, Affiliate, business group, operating unit, division, or similar organization constitutes a termination of employment (or services), and, if so, the effective date of such termination, for purposes of Awards granted under this Plan.
Article 6.	Stock Options
6.1 Grant of Options.  Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted and defined under Code Sections 422 and 424).

6.2          Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.  The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.
6.3          Option Price.  The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.  With respect to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company, any Subsidiary, or any Affiliate, the Option Price of Shares subject to an ISO shall be at least equal to one hundred and ten percent (110%) of the Fair Market Value of such Shares on the ISO’s Grant Date.  In any event, the Option Price shall not be less than the aggregate par value of the Shares covered by the Option.
6.4          Term of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine when the Committee approves the grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary of the Grant Date except as otherwise provided in Section 6.8(a).  Notwithstanding the foregoing, with respect to ISOs, in the case of a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, any Subsidiary, or an Affiliate, no such ISO shall be exercisable later than the day before the fifth (5th) anniversary of the Grant Date.
6.5          Exercise of Options.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.  Notwithstanding the foregoing, the Fair Market Value of Shares, determined as of the Grant Date, as to which ISOs are exercisable for the first time by any Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000).  The portion of any ISOs that become exercisable in excess of such amount, or that are exercised by a Participant more than three months (12 months in the case of Disability) after the Participant has ceased to be an Employee of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424) shall be deemed Nonqualified Stock Options.
6.6          Payment.  Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee or its delegate, or by complying with any alternative procedures which may be authorized by the Committee or its delegate, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.
A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price.  The Option Price of any Option shall be payable, in full, to the Company, under any of the following methods as determined by the Committee or its delegate, in its sole discretion: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) to the Company previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) by a simultaneous exercise of the Option and sale of the Shares issuable upon such exercise pursuant to a broker-assisted transaction or other similar arrangement, and use of the proceeds from such sale as payment of the purchase price of such Shares (and withholding taxes) in accordance with the cashless exercise program adopted by the Committee or its delegate pursuant to Section 220.3(e) (4) of Federal Reserve Board Regulation T; (d) by a combination of (a), (b), and/or (c); or (e) any other method approved or accepted by the Committee or its delegate in its sole discretion.
Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee or its delegate, all payments under all of the methods indicated above shall be paid in United States dollars.
6.7          Other Restrictions.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.
6.8          Termination of Employment, Service as a Non-employee Director.  Each Participant’s Award Agreement shall set forth the extent to which the Option will vest and Participant shall have the right to exercise the Option following termination of the Participant’s employment or services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be, subject to Sections 3.4, 5.3, 5.4, and 11.2.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on, among other things, the reasons for termination, or reasons relating to breach or threatened breach of restrictive covenants to which the Participant is subject, if any.  Subject to Article 17, in the event a Participant’s Award Agreement does not set forth such provisions, the following provisions shall apply:
(a)
Death or Disability. These termination events apply to all Participants.  In the event that a Participant’s employment or service as a non-employee Director with the Company, Affiliate and/or any Subsidiary terminates by reason of death or Disability before the specified vesting date in the Award Agreement, to the extent that an Option is not then exercisable, the Option shall immediately become vested and exercisable with respect to all Shares covered by the Participant’s Option, and the Option shall remain exercisable until the earlier of (i) the expiration of the term of the Option, or (ii) 5 years after the date of such termination; provided, however that an Option (other than an ISO) may be exercised within one year following the date of death even if later than the expiration of the term of such Option.  In the case of the Participant’s death, the Participant’s beneficiary or estate may exercise the Option.

(b)
Retirement.  This termination event applies to all Participants.  In the event that a Participant’s employment or service as a non-employee Director terminates by reason of Retirement from the Company, Affiliate and/or any Subsidiary before the specified vesting date in the Award Agreement, to the extent an Option is not then exercisable, the Option shall continue to vest and become vested and exercisable in accordance with the original vesting terms of the Award Agreement (as if the termination of employment or service had not occurred) and shall remain exercisable until the expiration of the term of the Option.

(c)
Divestiture.  This termination event applies to all Participants.  In the event that a Participant’s employment or service as a non-employee Director with any Subsidiary terminates upon the occurrence of a transaction, other than a Change in Control, by which the Subsidiary that is the Participant’s principal employer or service recipient ceases to be a Subsidiary of the Company (“Divestiture”) after the first anniversary of the Grant Date but before the specified vesting date in the Award Agreement, the Option shall become vested and exercisable with respect to a number of Shares (rounded up to the next integer) equal to the fraction the numerator of which is the number of days that the Participant was continuously employed or continuously providing services from the Grant Date through the date of the Divestiture and the denominator of which is the number of days from the Grant Date through such vesting date, and shall remain exercisable until the expiration of the term of the Option.

(d)
Other Termination.  These termination events apply to all Participants.  In the event that a Participant’s employment or service as a non-employee Director with the Company, Affiliate and/or any Subsidiary terminates for any reason other than those set forth in subsections (a), (b) and (c) above, all then vested and exercisable Options shall remain exercisable from the date of such termination until the earlier of (i) the expiration of the term of the Option, or (ii) 90 days after the date of such termination.  Such Options shall only be exercisable to the extent that they were exercisable as of such termination date and all unvested Options shall be immediately forfeited.
6.9          Notification of Disqualifying Disposition.  If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) calendar days thereof.
Article 7.	Stock Appreciation Rights
7.1          Grant of SARs.  Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee.  The Committee may grant Non-Tandem SARs, Tandem SARs, or any combination of these forms of SARs.
Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.
The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement.  Notwithstanding the foregoing, the Grant Price of a Non-Tandem SAR on the Grant Date shall be at least equal to the greater of one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date or the par value of the Shares.  The Grant Price of a Tandem SAR on the Grant Date shall equal the Option Price of the related Option.
7.2          SAR Agreement.  Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, the conditions upon which the SAR shall become vested and exercisable, and such other provisions as the Committee shall determine.
7.3          Term of SAR.  The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and no SAR shall be exercisable later than the day before the tenth (10th) anniversary of the Grant Date, except as otherwise provided in Section 7.7(a).
7.4          Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option.  A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable, and has not yet been exercised.  Notwithstanding the foregoing: (i) a Tandem SAR granted in connection with an ISO shall expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares covered by the Option exceeds the Option Price of the Option.
7.5          Exercise of Non-Tandem SARs.  Non-Tandem SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.
7.6          Settlement of SARs.  Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by
(b)	The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon SAR exercise may be in cash, fully paid Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion.

7.7          Termination of Employment, Service as a Non-employee Director.  Each Award Agreement shall set forth the extent to which the SAR will vest and the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be, subject to Sections 3.4, 5.3, 5.4, and 11.2.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on, among other things, the reasons for termination, or reasons relating to breach or threatened breach of restrictive covenants to which the Participant is subject, if any.  Subject to Article 17, in the event a Participant’s Award Agreement does not set forth such provisions, the following provisions shall apply:
(a)
Death or Disability. These termination events apply to all Participants.  In the event that a Participant’s employment or service as a non-employee Director with the Company, Affiliate and/or any Subsidiary terminates by reason of death or Disability before the specified vesting date in the Award Agreement, to the extent that an SAR is not then exercisable, the SAR shall immediately become vested and exercisable, and the SAR shall remain exercisable until the earlier of (i) the expiration of the term of the SAR, or (ii) 5 years after the date of such termination; provided, however that the SAR may be exercised within one year following the date of death even if later than the expiration of the term of such SAR.  In the case of the Participant’s death, the Participant’s beneficiary or estate may exercise the SAR.

(b)
Retirement.  This termination event applies to all Participants.  In the event that a Participant’s employment or service as a non-employee Director terminates by reason of Retirement from the Company, Affiliate and/or any Subsidiary before the specified vesting date in the Award Agreement, to the extent an SAR is not then exercisable, the SAR shall continue to vest and become vested and exercisable in accordance with the original vesting terms of the Award Agreement (as if the termination of employment or service had not occurred) and shall remain exercisable until the expiration of the term of the SAR.

(c)
Divestiture.  This termination event applies to all Participants.  In the event that a Participant’s employment or service as a non-employee Director with any Subsidiary terminates upon the occurrence of a transaction, other than a Change in Control, by which the Subsidiary that is the Participant’s principal employer or service recipient ceases to be a Subsidiary of the Company (“Divestiture”) after the first anniversary of the Grant Date but before the specified vesting date in the Award Agreement, the SAR shall become vested and exercisable with respect to a number of Shares (rounded up to the next integer) equal to the fraction the numerator of which is the number of days that the Participant was continuously employed or continuously providing services from the Grant Date through the date of the Divestiture and the denominator of which is the number of days from the Grant Date through such vesting date, and shall remain exercisable until the expiration of the term of the SAR.

(d)
Other Termination.  These termination events apply to all Participants.  In the event that a Participant’s employment or service as a non-employee Director with the Company, Affiliate and/or any Subsidiary terminates for any reason other than those set forth in subsections (a), (b) and (c) above, all then vested and exercisable SARs shall remain exercisable from the date of such termination until the earlier of (i) the expiration of the term of the SAR, or (ii) 90 days after the date of such termination.  Such SARs shall only be exercisable to the extent that they were exercisable as of such termination date and all unvested SARs shall be immediately forfeited.

7.8          Other Restrictions.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an SAR granted under this Article 7 as it may deem advisable or desirable including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

Article 8.	Restricted Stock and Restricted Stock Units
8.1          Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine.  Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually issued until the expiration of the Period of Restriction.  Upon the expiration of the Period of Restriction with respect to an Award of Restricted Stock Units, one fully paid Share shall be issued with respect to each vested Restricted Stock Unit, which shall fully settle and satisfy the Company’s obligations with respect to such Restricted Stock Unit, subject to the authority of the Committee in its discretion to settle all or a portion of vested Restricted Stock Units by a cash payment equal to the Fair Market Value of a Share.
8.2          Restricted Stock or Restricted Stock Unit Agreement.  Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.
8.3          Other Restrictions.  The Committee may impose such restrictions on any Shares of Restricted Stock or Restricted Stock Units granted under this Article 8 as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.
8.4          Voting Rights.  Unless otherwise set forth in a Participant’s Award Agreement and permitted by Applicable Law, a Participant holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.  A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
8.5          Termination of Employment, Service as a Non-employee Director.  Each Award Agreement shall set forth the extent to which the restrictions placed on Restricted Stock and/or Restricted Stock Units shall lapse following termination of the Participant’s employment with or services to the Company, its Affiliates and/or its Subsidiaries, as the case may be, subject to Sections 3.4, 5.3, 5.4, and 11.2.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on, among other things, the reasons for termination, or reasons relating to breach or threatened breach of restrictive covenants to which the Participant is subject, if any.  Subject to Article 17, in the event a Participant’s Award Agreement does not set forth such provisions, the following provisions shall apply:
(a)
Involuntary Termination.  This termination event applies only to Participants who are Employees. In the event that a Participant’s employment with the Company, Affiliate and/or any Subsidiary terminates by reason of an Involuntary Termination by the Participant at any time during the six month period preceding the specified vesting date in the Award Agreement but after the first anniversary of the Grant Date, a number of Shares of Restricted Stock or Restricted Stock Units, as the case may be, shall become vested (rounded up to the next integer) equal to the fraction the number of which is the number of days that the Participant was continuously employed from the Grant Date through the date of such Involuntary Termination and the denominator of which is the number of days from the Grant Date through such specified vesting date.

(b)
Death or Disability.  These termination events apply to all Participants.   In the event that a Participant’s employment, or service as a non-employee Director with the Company, Affiliate and/or any Subsidiary terminates by reason of death or Disability before the specified vesting date in the Award Agreement, to the extent any Shares of Restricted Stock or Restricted Stock Units, as the case may be, are not then vested, all Shares of Restricted Stock or all Restricted Stock Units,

as the case may be, shall immediately become fully vested on the date of such termination and any restrictions shall lapse.
(c)
Retirement.  This termination event applies to all Participants.  In the event that a Participant’s employment or service as a non-employee Director terminates by reason of Retirement from the Company, Affiliate and/or any Subsidiary before the specified vesting date in the Award Agreement, to the extent any Award covering Shares of Restricted Stock or Restricted Stock Units, as the case may be, are not then vested, the Award shall continue to vest and become vested in accordance with the original vesting terms of the Award Agreement (as if the termination of employment or service had not occurred).

(d)
Divestiture.  This termination event applies to all Participants.  In the event that a Participant’s employment or service as a non-employee Director with any Subsidiary terminates upon the occurrence of a transaction, other than a Change in Control, by which the Subsidiary that is the Participant’s principal employer or service recipient ceases to be a Subsidiary of the Company (“Divestiture”) after the first anniversary of the Grant Date but before the specified vesting date in the Award Agreement, a number of Restricted Stock or Restricted Stock Units shall become vested (rounded up to the next integer) equal to the fraction the numerator of which is the number of days that the Participant was continuously employed or continuously providing services from the Grant Date through the date of the Divestiture and the denominator of which is the number of days from the Grant Date through such vesting date.

(e)
Other Termination.  These termination event apply to all Participants.  In the event that a Participant’s employment or service as a non-employee Director with the Company, Affiliate and/or any Subsidiary terminates for any reason other than as described in subsections (a) through (d), all unvested Shares of Restricted Stock or all unvested Restricted Stock Units, as the case may be, shall be immediately forfeited to the Company.

(f)
Satisfaction of Performance Goals.  In any situation in which the number of Shares of Restricted Stock, or Restricted Stock Units, to which a Participant is entitled depends upon the satisfaction of performance goals, the treatment of the Award upon a termination of employment or service shall be governed by the provisions of Section 9.6.

8.6          Section 83(b) Election.  The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b).  If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.
Article 9.	Performance Stock Units/Performance Shares
9.1          Grant of Performance Stock Units/Performance Shares.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Stock Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.
9.2          Performance Stock Unit/Performance Shares Agreement.  Each Performance Stock Unit and/or Performance Share grant shall be evidenced by an Award Agreement that shall specify the number of Performance Shares or the number of Performance Stock Units granted, the applicable Performance Period, and such other terms and provisions as the Committee shall determine.
9.3          Value of Performance Stock Units/Performance Shares.  Each Performance Stock Unit shall have an initial value that is established by the Committee at the Grant Date.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.  The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Stock Units/Performance Shares that will be paid out to the Participant.

9.4          Earning of Performance Stock Units/Performance Shares.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Stock Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Stock Units/Performance Shares earned by the Participant over the Performance Period, to be determined by the Committee, in its sole discretion, as a function of the extent to which the corresponding performance goals have been achieved.  The Committee shall have the sole discretion to adjust the determinations of the value and degree of attainment of the pre-established performance goals including the discretion to reduce the amount of the Award that would otherwise vest or be paid based on the achievement of the performance goals.  The Committee shall retain the sole discretion to adjust such performance goals upward, or to otherwise reduce the amount of the payment and/or vesting of the Award relative to the pre-established performance goals.  The provisions of Section 9.4 shall also apply to any other Award granted pursuant to this Plan, the terms of which provide that vesting or payment is dependent upon the achievement of performance goals.
9.5          Form and Timing of Payment of Performance Stock Units/Performance Shares.  Payment of earned Performance Stock Units/Performance Shares shall be as determined by the Committee, in its sole discretion.  Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Stock Units/Performance Shares in the form of cash or in fully paid Shares (or in a combination thereof) equal to the value of the earned Performance Stock Units/Performance Shares at the end of the applicable Performance Period, or as soon as practicable after the end of the Performance Period.  Any Shares may be granted subject to any restrictions deemed appropriate by the Committee.
9.6          Termination of Employment, Service as a Non-employee Director.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive payment for any Performance Stock Units and/or Performance Shares following termination of the Participant’s employment with or services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be, subject to Sections 3.4, 5.3, 5.4, and 11.2.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Stock Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on, among other things, the reasons for termination, or reasons relating to the breach or threatened breach of restrictive covenants to which the Participant is subject, if any.  Subject to Article 17, in the event that a Participant’s Award Agreement does not set forth such termination provisions, the following termination provisions shall apply:
(a)
Involuntary Termination.  This termination event applies only to Participants who are Employees. In the event that a Participant’s employment with the Company, Affiliate and/or any Subsidiary terminates during the last six months of a Performance Period but after the first anniversary of the Grant Date by reason of an Involuntary Termination by the Participant, the Participant shall receive a payout of the Performance Stock Units and/or Performance Shares equal to the product of (i) the fraction the numerator of which is the number of days that the Participant was continuously employed from the first day of the Performance Period through the date of such termination of employment or service and the denominator of which is the number of days in the Performance Period multiplied by (ii) the number of Performance Stock Units and/or Shares that could have become earned and vested determined after the close of the Performance Period based upon the extent to which the Performance Measures or other performance goals were actually achieved, and the Participant shall forfeit any Performance Stock Units and/or Performance Shares not becoming so earned and vested.

(b)
Death or Disability. These termination events apply to all Participants.  In the event that a Participant’s employment or service as a non-employee Director, as the case may be, with the Company, Affiliate and/or any Subsidiary terminates by reason of death or Disability before the last day of the Performance Period, the Participant shall receive a payout of the Performance Stock Units and/or Performance Shares equal to the product of (i) the fraction the numerator of which is the number of days that the Participant was continuously employed from the first day of the Performance Period through the date of such termination of employment or service and the denominator of which is the number of days in the Performance Period multiplied by (ii) the number of Performance Stock Units and/or Shares that could have become earned and vested based on the deemed attainment of performance at the target level, and the Participant shall forfeit any Performance Stock Units and/or Performance Shares not becoming so earned and vested.

(c)	Retirement. This termination event applies to all Participants.
(i)
In the event that a Participant’s employment or service as a non-employee Director with the Company, Affiliate and/or any Subsidiary terminates during a Performance Period due to Retirement, the Participant shall receive a prorated payout of the Performance Stock Units and/or Performance Shares, which shall be valued and paid in accordance with paragraph (c)(ii).  The prorated payout shall be determined as follows:  (A) the total number of Performance Stock Units and/or Performance Shares, as applicable, to which the Participant would be entitled as determined under paragraph (c)(ii) times (B) the fraction the numerator of which is the number of days that the Participant was continuously employed from the first day of the Performance Period through the date of such termination of employment or service due to Retirement and the denominator of which is the number of days in the Performance Period.

(ii)
The number of Performance Stock Units and/or Performance Shares to which the Participant is entitled, prior to application of the proration formula described in  paragraph (c)(i), shall be determined after the close of the Performance Period based upon the extent to which the Performance Measures or other performance goals were actually achieved.  The Participant shall forfeit any Performance Stock Units and/or Performance Shares not becoming so earned and vested.

(d)
Divestiture. This termination event applies to all Participants.  In the event that a Participant’s employment or service as a non-employee Director with any Subsidiary terminates upon the occurrence of a transaction, other than a Change in Control, by which the Subsidiary that is the Participant’s principal employer or service recipient ceases to be a Subsidiary of the Company (“Divestiture”) after the first anniversary of the Grant Date but before the last day of the Performance Period, a number of Performance Stock Units and/or Performance Shares shall become vested (rounded up to the next integer) equal to (i) the fraction the numerator of which is the number of days that the Participant was continuously employed or providing services from the first day of the Performance Period through the date of the Divestiture and the denominator of which is the number of days in the Performance Period multiplied by (ii) the number of Performance Stock Units and/or Shares that could have become earned and vested based on the deemed attainment of performance at the target level, and the Participant shall forfeit any Performance Stock Units and/or Performance Shares not becoming so earned and vested.

(e)
Other Termination.  These termination events apply to all Participants.  In the event that a Participant’s employment with the Company, Affiliate and/or any Subsidiary terminates during a Performance Period for any reason other than as described in subsections (a) through (d), all unvested Performance Stock Units and/or Performance Shares shall be immediately forfeited to the Company.

9.7          Other Restrictions.  The Committee may impose such restrictions on any Performance Shares or Performance Stock Units granted under this Article 9 as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Performance Share or each Performance Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Performance Share or each Performance Stock Unit.

Article 10    Cash-Based Awards and Other Stock-Based Awards
10.1      Grant of Cash-Based Awards.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.
10.2      Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine.  Such Other Stock-Based Awards may involve the transfer of actual fully paid Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
10.3      Cash-Based Award or Stock-Based Award Agreement.  Each Cash-Based Award or Other Stock-Based Award grant shall be evidenced by an Award Agreement that shall specify the amount of the Cash-Based Award or Other Stock-Based Award granted and such other terms and provisions as the Committee shall determine; provided that no Award Agreement shall provide for the issuance of Shares except on a fully paid basis.
10.4      Value of Cash-Based and Other Stock-Based Awards.  Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.  Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.  The Committee may establish performance goals in its discretion.  If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met, and provided the cash or services received by the Company in exchange for Shares shall have a value not less than the aggregate par value of any Shares issued as part of such Other Stock-Based Award.
10.5      Payment of Cash-Based Awards and Other Stock-Based Awards.  Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or fully paid Shares as the Committee determines.
10.6      Termination of Employment, Service as a Non-employee Director.  The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates and/or its Subsidiaries, as the case may be, subject to Sections 3.4, 5.3, 5.4, and 11.2.  Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination, or reasons relating to the breach or threatened breach of restrictive covenants to which the Participant is subject, if any.  Subject to Article 17, in the event that a Participant’s Award Agreement does not set forth such termination provisions, the following termination provisions shall apply:
(a)
Involuntary Termination.  This termination event applies only to Participants who are Employees. In the event that a Participant’s employment with the Company, Affiliate and/or any Subsidiary terminates by reason of an Involuntary Termination by the Participant at any time during the six month period preceding the specified vesting date in the Award Agreement but after the first anniversary of the Grant Date, a portion of the Award shall become vested (rounded up to the next integer) equal to the fraction the number of which is the number of days that the Participant was continuously employed from the Grant Date through the date of such Involuntary Termination and the denominator of which is the number of days from the Grant Date through such specified vesting date.

(b)
Death or Disability. These termination events apply to all Participants.   In the event that a Participant’s employment or service as a non-employee Director with the Company, Affiliate and/or any Subsidiary terminates by reason of death or Disability before the specified vesting date in the Award Agreement, to the extent any portion of the Award is not then vested, the entire

Award shall immediately become fully vested on the date of such termination and any restrictions shall lapse.
(c)
Retirement.  This termination event applies to all Participants.   In the event that a Participant’s employment or service as a non-employee Director terminates by reason of Retirement from the Company, Affiliate and/or any Subsidiary before the specified vesting date in the Award Agreement, to the extent any portion of the Award is not then vested, the Award shall continue to vest and become vested in accordance with the original vesting terms of the Award Agreement (as if the termination of employment or service had not occurred).

(d)
Divestiture.  This termination event applies to all Participants.  In the event that a Participant’s employment or service as a non-employee Director with any Subsidiary terminates upon the occurrence of a transaction, other than a Change in Control, by which the Subsidiary that is the Participant’s principal employer or service recipient ceases to be a Subsidiary of the Company (“Divestiture”) after the first anniversary of the Grant Date but before the specified vesting date in the Award Agreement, a portion of the Award shall become vested (rounded up to the next integer) equal to the fraction the numerator of which is the number of days that the Participant was continuously employed or providing services from the Grant Date through the date of the Divestiture and the denominator of which is the number of days from the Grant Date through such vesting date.

(e)
Other Termination.  These termination events apply to all Participants.  In the event that a Participant’s employment, or service as a non-employee Director with the Company, Affiliate and/or any Subsidiary terminates for any reason other than as described in subsections (a) through (d), any unvested portion of the Award shall be immediately forfeited to the Company.

(f)
Satisfaction of Performance Goals.  In any situation in which the amount of the Cash-Based Award or Stock-Based Award to which a Participant is entitled depends upon the satisfaction of performance goals, the treatment of the Award upon a termination of employment or service shall be governed by the provisions of Section 9.6.

10.7              Other Restrictions.  The Committee may impose such restrictions on any Shares related to Cash-Based Awards or Other Stock-Based Awards granted under this Article 10 as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Cash-Based Awards or Other Stock-Based Awards.
Article 11.	Forfeiture of Awards.
11.1              General.  Notwithstanding anything else to the contrary contained herein, the Committee in granting any Award shall have the full power and authority to determine whether, to what extent and under what circumstances such Award shall be forfeited, cancelled or suspended.  Unless an Award Agreement includes provisions expressly superseding the provisions of this Article 11, the provisions of this Article 11 shall apply to all Awards.  Any such forfeiture shall be effected by the Company in such manner and to such degree as the Committee, in its sole discretion, determines, and will in all events (including as to the provisions of this Article 11) be subject to the Applicable Laws.  The Committee may specify in an Award Agreement or policy that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture (including repurchase of Shares for nominal consideration), or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but shall not be limited to: failure to remit the amounts necessary to satisfy the Participant’s tax withholding obligations; termination of employment for Cause; termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary; violation of Company, Affiliate, and/or Subsidiary code of conduct, conflict of interest policy, or insider trading, anti-corruption, or similar policy; breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant; fraudulent, illegal or other misconduct; or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.
In order to effect a forfeiture under this Article 11, the Committee may require that the Participant sell Shares received upon exercise or settlement of an Award to the Company or to such other person as the Company may designate at such price and on such other terms and conditions as the Committee in its sole discretion may require.  Further, as a condition of each Award, the Company shall have, and each Participant shall be deemed to have given the Company, a proxy on each Participant’s behalf, and each Participant shall be required and be deemed to have agreed to execute any other documents necessary or appropriate to carry out this Article 11.
11.2         Forfeiture Events.  Unless otherwise specified by the Committee, in addition to any vesting or other forfeiture or repurchase conditions that may apply to an Award and Shares issued pursuant to an Award, each Award granted under this Plan will be subject to the following forfeiture conditions:
(a)
Competitive Activity.  All outstanding Awards and Shares issued pursuant to an Award held by an Participant, and the proceeds of any such Shares, will be forfeited in their entirety (including as to any portion of an Award or Shares subject thereto that are vested or as to which any repurchase or resale rights or forfeiture restrictions in favor of the Company or its designee with respect to such Shares have previously lapsed) if the Participant violates any of the restrictive covenants agreed to by the Participant as part of the Award Agreement.

(b)
Termination for Cause.  All outstanding Awards and Shares issued pursuant to an Award held by a Participant, and the proceeds of any such Shares, will be forfeited in their entirety (including as to any portion of an Award or Shares subject thereto that are vested or as to which any repurchase or resale rights or forfeiture restrictions in favor of the Company or its designee have previously lapsed) if the Participant’s employment or service is terminated by the Company for Cause; provided, however, that in the event the Committee determines that it is necessary to establish whether grounds exist for termination for Cause, the Award will be suspended during any period required to conduct such determination, meaning that the vesting, exercisability and/or lapse of restrictions otherwise applicable to the Award will be tolled and if grounds for such termination are determined to exist, the forfeiture specified by this subsection (b) will apply as of the date of suspension, and if no such grounds are determined to exist, the Award will be reinstated on its original terms.

(c)
Failure to Timely Accept Award Agreement.  If the terms of an Award Agreement provide that a Participant must execute and return an Award Agreement (or otherwise indicate its acceptance of the Award Agreement) within a specified period of time in order for the Award to be effective, and if the Participant fails to do so within the time period specified, such Award will be forfeited in its entirety unless otherwise determined by the Committee.  For the avoidance of doubt, all Awards are made as of their Grant Date.

(d)
Recoupment and Clawback Policies.  All Awards are subject to recoupment and clawback policies of the Company, its Affiliates and/or its Subsidiaries in effect from time to time, which policies may require reduction, cancellation, or forfeiture (including repurchase of Shares for nominal consideration).

11.3         Forfeiture and Right of Repurchase.  In the event that any Shares are required to be forfeited under any circumstances set forth in this Plan or an Award Agreement and such Shares cannot be outright forfeited under current Applicable Law, then the Company shall have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share repurchased.  The Company shall have 90 days from the date of any event giving rise to forfeiture within which to effect a repurchase of any or all of the Shares subject to such forfeiture conditions.  The Company’s right to repurchase the Shares is assignable by the Company, in its sole discretion, to a Subsidiary, Affiliate or other party to whom such rights can be assigned under Applicable Laws.

Article 12.	Transferability of Awards
12.1              Transferability.  Except as provided in Section 12.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant or the Participant’s legal representative.  Except as permitted by the Committee, Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.
12.2              Committee Action.  The Committee may, in its discretion, determine that notwithstanding Section 12.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).
Article 13.	Director Awards
The terms and conditions of any grant to any non-employee Director shall be set forth in an Award Agreement and shall be otherwise subject to this Plan.  The value (determined under applicable accounting standards for financial reporting purposes) of a non-employee Director’s total compensation from the Company in one Plan Year, including Awards from this Plan, may not exceed $500,000.
Article 14.	Dividends and Dividend Equivalents
The Committee shall determine the extent to which a Participant who is granted Restricted Stock shall have the right to receive dividends declared on the Restricted Stock during the Period of Restriction, and the extent to which Participants who receive Restricted Stock Units, Options, SARs, Performance Shares, Performance Stock Units, or Other Stock Based Awards shall be granted the right to additional compensation (“dividend equivalents”) based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee.  Such dividends or dividend equivalents shall be paid in or converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.  The crediting of dividends or dividend equivalents shall be subject to the following additional rules and limitations:
(a)
Any crediting of dividends or dividend equivalents shall be subject to the same restrictions and conditions as the underlying Award. For avoidance of doubt, dividends or dividend equivalents with respect to any Award subject to the achievement of performance goals shall only be paid to the extent the Award vests and the performance goals are achieved, and dividends or dividend equivalents with respect to any Award subject to a time-based vesting schedule shall only be paid to the extent the Award vests.

(b)	No dividend equivalent granted with respect to an Option or a Stock Appreciation Right may be conditioned, directly or indirectly, upon exercise of such Option or Stock Appreciation Right.
(c)
To the extent a dividend or dividend equivalent is considered a 409A Award, as defined in Section 21.16, whether or not the underlying Award is also a 409A Award, the right to the dividend or dividend equivalent shall be treated as a separate form of Award that is subject to Section 21.16, and the time of payment of the dividend or dividend equivalent shall comply with Section 409A.

Article 15.	Beneficiary Designation
Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.  In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s spouse, executor, administrator, or legal representative, as determined by the Committee, in its sole discretion.

Article 16.	Rights of Participants
16.1              Employment.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a non-employee Director for any specified period of time.
Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Article 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.
16.2              Participation.  No individual shall have the right to be selected to receive an Award under this Plan.  In addition, the receipt of any Award shall not create a right to receive a future Award.
16.3              Rights as a Stockholder.  Except as otherwise provided herein or in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the registered holder of such Shares.
Article 17.	Change in Control
17.1              Termination of Employment, Service as a Non-employee Director during Change in Control Period.  The following provisions shall apply to all Awards in the event of a Change in Control, except as otherwise specified in an Award Agreement:
(a)	Replacement Awards; No Immediate Vesting.
(i)	An Award shall not vest upon the occurrence of a Change in Control to the extent the Participant receives a Replacement Award as defined below with respect to such Award.
(ii)
A “Replacement Award” (1) includes an outstanding Award that continues upon and after the occurrence of a Change in Control or (2) an Award provided to a Participant pursuant to Section 4.3 and Article 18 in replacement of an outstanding Award (such replaced Award, a “Replaced Award”) in connection with a Change in Control that satisfies the following conditions:

(A) It has a value at least equal to the value of the Replaced Award;
(B)
It relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control;

(C)
Its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control); and

(D)
Upon an Involuntary Termination (not due to Disability) or a Resignation for Good Reason occurring during the Change in Control Period the Replacement Award, to the extent not vested and unrestricted as of such Separation from Service, shall become fully vested and (if applicable) exercisable and free of restrictions, as of the later of the date of termination or the date of the Change in Control.

The Committee as constituted immediately before the Change in Control shall have the discretion to determine whether the conditions set forth in this Section 17.1(a)(ii) are satisfied.

(iii)
Such Replacement Awards shall be paid in Shares or cash, in accordance with the original terms of the Award, except that the Committee has the authority to pay all or any portion of the Fair Market Value of any Award denominated in Shares in cash.

(b)	Vesting if No Replacement Award. To the extent that a Replacement Award is not provided to the Participant, upon the occurrence of a Change in Control:
(i)	Any and all Options and Stock Appreciation Rights granted hereunder shall become fully vested and immediately exercisable;
(ii)	Any restrictions imposed on Restricted Stock shall lapse and such Restricted Stock shall become freely transferable;
(iii)
all Restricted Stock Units shall become fully vested and be settled in full by a payment equal to the Fair Market Value of the Shares underlying the Restricted Stock Units, which shall be paid either in cash or, in the discretion of the Committee, in whole or in part in Shares; and

(iv)
The payout opportunities attainable at target or, if greater, in the amount determined by the Committee to have been earned thereunder based on performance through the date of the Change in Control, under all outstanding Awards of Performance Stock Units or Performance Shares or other types of performance-based Awards shall be deemed to have been earned for the entire Performance Period(s) as of the effective date of the Change in Control. The vesting of all such earned Awards shall be accelerated as of the effective date of the Change in Control, and in full settlement of such Awards, there shall be paid either the earned amount of an Award denominated in cash, or the Fair Market Value of the earned Shares in the case of an Award denominated in Shares, which shall be paid either in cash or, in the discretion of the Committee, in whole or in part in Shares.

The foregoing provisions of this Section 17.1(b) shall apply, and a Participant’s outstanding Awards shall not become Replacement Awards, upon the occurrence of a Change in Control following an Involuntary Termination (not due to Disability) occurring during the 180-day period prior to the Change in Control.  Notwithstanding the foregoing, if the Fair Market Value of a Share subject to an Option or SAR, as determined by the terms of the Change in Control transaction, does not exceed the Option Price or Grant Price, such Option or SAR may be cancelled without the issuance of a Replacement Award, and the Company shall have no further obligations with respect to such Option or SAR.
(c)
Termination of Non-employee Directors.  This termination event applies only to Participants who are non-employee Directors.  In the event that a Participant’s service as a non-employee Director with the Company terminates during the Change in Control Period for any reason, all of the Participant’s Awards shall be treated in the manner described in subsections (a) and (b).

Article 18.	Amendment, Modification, Suspension, and Termination
18.1              Amendment, Modification, Suspension, and Termination.  Subject to Section 18.3, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part, subject to any requirement of stockholder approval imposed by Applicable Law.
18.2              Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 and 17.1) affecting the Company or the financial statements of the Company or of changes in Applicable Laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.  Notwithstanding the foregoing, the Committee shall not, directly or indirectly, reduce the Option Price of an Option or Grant Price of an SAR unless such reduction is permitted by Section 3.5 and satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) (if applicable) or other Applicable Law.
18.3              Awards Previously Granted.  Notwithstanding any other provision of this Plan to the contrary (other than Section 17.1 or 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
18.4              Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.  By accepting an Award under this Plan, each Participant agrees to any amendment made pursuant to this Section 18.4 to any Award granted under this Plan without further consideration or action.
Article 19.	Withholding
19.1              General.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the amount necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
19.2              Specific Awards.  Except as otherwise provided by the Committee in the Award Agreement or otherwise (i) the deduction of withholding and any other taxes required by law shall be made from all amounts paid in cash, and (ii) in the case of the exercise of Options or payments of Awards in Shares, the Participant shall be required to pay the amount of any taxes required to be withheld in cash prior to receipt of such Shares, or alternatively, the Company may require or permit the Participant to elect to have withheld a number of Shares, or deliver such number of previously acquired Shares, the Fair Market Value of which does not exceed the maximum statutory withholding tax required be withheld from the shares to be received upon such exercise or payment.
Article 20.	Successors
All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, amalgamation, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Article 21.	General Provisions
21.1              Effect of Other Agreements.  To the extent provided in an Award Agreement or otherwise determined by the Committee (regardless of the terms of the Other Agreement), and subject to Section 3.4, the terms of an Other Agreement may be deemed incorporated into the Award Agreement, and may alter the definition of Cause, Good Reason, Retirement or Change in Control, the treatment of the Award upon a termination of employment or service or a Change in Control, or any other provisions relating to vesting or lapse of forfeiture provisions, provided that Award, as so altered, could have been granted under this Plan without violating any term of this Plan or any Applicable Law
21.2              Right of Offset.  The Company, any Subsidiary, or an Affiliate may, to the extent permitted by Applicable Law, deduct from and set off against any amounts the Company, any Subsidiary, or an Affiliate, as the case may be, may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, any Subsidiary, or an Affiliate, as the case may be, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff.  By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 21.2.

21.3          Legend.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
21.4          Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
21.5          Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
21.6          Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all Applicable Laws, and to such approvals by any governmental agencies or stock exchange as may be required.
21.7          Securities Law Compliance.  With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act.  To the extent any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.
21.8          Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:
(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)
Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.9          Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
21.10        Investment Representations.  The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
21.11        Employees Based Outside of the United States.  Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or non-employee Directors, the Committee, in its sole discretion, shall have the power and authority to:
(a)	Determine which Employees and/or non-employee Directors outside the United States are eligible to participate in this Plan;
(b)	Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;
(c)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.  Any subplans and modifications to Plan terms and procedures established under this Section 21.11 by the Committee shall be attached to this Plan document as appendices; and

(d)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law.
21.12          Uncertificated Shares.  To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by Applicable Laws.
21.13          Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual.  To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, any Subsidiary, or an Affiliate, as the case may be.  All payments to be made hereunder shall be paid from the general funds of the Company, any Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.
21.14          No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award.  The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
21.15          Retirement and Welfare Plans.  Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s, any Subsidiary’s, or an Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
21.16          Deferred Compensation.  It is the Company’s intent that any Awards granted under this Plan are structured to be exempt from Code Section 409A, including all Treasury Regulations and other guidance issuance pursuant thereto (“Section 409A”) or are structured to comply with the requirements of deferred compensation subject to Section 409A.  Notwithstanding any contrary provision of this Plan or any Award, the following provisions shall apply to any Award in a manner consistent with such intent.
(a)	For purposes of this Section 21.16, an Award shall constitute a “409A Award” as used in this Section 21.16 only if and to the extent either:
(i)
it is an Award (other than an Option, SAR, Performance Share or Restricted Stock) that (A) is not “subject to a substantial risk of forfeiture” as defined in Section 409A (by reason of the Participant having attained eligibility for Retirement or otherwise), and (B) (1) that is actually settled after March 15 of the year following the year in which the Award ceases to be subject to a substantial risk of forfeiture or (2) that the terms of this Plan or the Award provide will be settled after such March 15 or upon or after the occurrence of any event that may occur after such March 15; or

(ii)
the Committee (after taking into account the definition of Resignation for Good Reason as provided in Section 2(ss), and any applicable exemptions from Section 409A), determines that the Award otherwise constitutes deferred compensation as defined in Section 409A.

Notwithstanding the foregoing, an Award shall not be considered a 409A Award if at the time the Award is granted (or, if later, the time the Award is no longer subject to a substantial risk of forfeiture), the Participant is not subject to United States income tax on any of the Participant’s income (including such Award if it were taxable), or if the Award is otherwise covered by any of the exceptions contained in the Section 409A regulations relating to foreign plans.
(b)
If any amount becomes payable under any 409A Award by reason of a Participant’s termination of employment, and such Participant incurs a termination of employment as set forth in this Plan (including, without limit, Section 5.4 of this Plan) or the Award that is not a “separation from service,” as defined by Section 409A, then the Participant’s right to such payment, to the extent not already vested, shall be fully vested on the date of the termination of employment, but payment shall be deferred until the earliest of (i) the date the Participant incurs such a separation from service (or six months thereafter if and to the extent required by Section 21.16(d)), (ii) the date that a “change in control event” as defined in Section 409A occurs with respect to the Participant, (iii) the Participant’s death, or (iv) if the terms of the Award provide for payment upon a specific vesting date, such specific vesting date. Notwithstanding anything in this Plan, the Committee shall not exercise its discretion under Section 5.5 in a manner inconsistent with this Section 21.16.

(c)
If any amount becomes payable under any 409A Award by reason of a Change in Control, and a Change in Control occurs as defined by this Plan or the Award that is not a “change in control event,” as defined by Section 409A, with respect to such Participant, then the Participant’s right to such payment, to the extent not already vested, shall be fully vested on the date of the Change in Control, and the amount of such payment shall be determined as of such date, but payment shall be deferred until the earliest of (i) the date on which a change in control event occurs with respect to the Participant, (ii) the date on which the Participant incurs a separation from service (or six months thereafter to the extent required by Section 21.16(d)), (iii) the Participant’s death, or (iv) if the terms of the Award provide for payment upon a specific vesting date, such specific vesting date.

(d)
No amount that becomes payable under any 409A Award by reason of a Participant’s separation from service (as determined after the application of Section 21.16(b) and (c)) will be made to a Participant who is a “specified employee” (as defined by Section 409A) until the earlier of: (i) the first day following the sixth month anniversary of the Participant’s separation from service, or (ii) the Participant’s date of death.

(e)
To the extent that payment of any amount of a 409A Award is required to be deferred to a later date (the “409A Deferral Date”) by reason of Section 409A, all amounts that would otherwise have been paid prior to the 409A Deferral Date shall be paid in a single lump sum on the first business day following the 409A Deferral Date, and the Committee may, in its sole discretion (but shall in no event be required to) permit an earlier payment to a Participant to the extent necessary to alleviate a “severe financial hardship” resulting from an “unforeseeable emergency,” all as defined in Section 409A.

(f)	For purposes of Section 409A, each “payment” (as defined by Section 409A) made under this Plan shall be considered a “separate payment” for purposes of Section 409A.
(g)
Any payment with respect to a 409A Award that becomes payable upon a specified vesting date, as defined in this Plan or Award, shall be paid as soon as practical after such vesting date, but not later than the last day of the calendar year in which the vesting date occurs.

(h)
Notwithstanding the Company’s intentions as set forth above, if any Award granted under this Plan would fail to meet the requirements of Section 409A with respect to such Award, then such Award shall remain in effect and be subject to taxation in accordance with Section 409A.  Neither the Company nor any member of the Committee shall have any liability for any tax imposed on a Participant by Section 409A, and, if any tax is imposed on the Participant, the Participant shall have no recourse against the Company or any member of the Committee for payment of any such tax.

(i)
Anything else contained in this Plan to the contrary notwithstanding, if a non-employee Director elects to defer payment of any Award pursuant to the Amended and Restated ACCO Brands Corporation Deferred Compensation Plan for Non-Employee Directors (the “Deferred

Compensation Plan”), such Award shall be considered a 409A Award, and such Award shall be paid at the time and in the manner provided in the Deferred Compensation Plan.
21.17          Nonexclusivity of this Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
21.18          No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s, any Subsidiary’s, or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to amalgamate, merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company, any Subsidiary, or an Affiliate to take any action which such entity deems to be necessary or appropriate.
21.19          Governing Law.  This Plan and each Award Agreement shall be governed by the laws of the state of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.  Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.
21.20          Indemnification.  Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company or any Subsidiary or member of a Company committee to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.
The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation, by-laws or its organizational regulations, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ACCO Brands Corporation

By:          /s/Pamela R. Schneider
Name:     Pamela R. Schneider
Title:       Senior Vice President, General Counsel and Corporate Secretary